       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 28, 1999

                                                                REGISTRATION NO.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                         AMERICAN TECHNOLOGY CORPORATION
             (Exact name of Registrant as specified in its charter)

              Delaware                                    87-0361799
    (State or other jurisdiction                        (I.R.S. Employer
 of incorporation or organization)                    Identification Number)

                         13114 Evening Creek Drive South
                           San Diego, California 92128
                                 (619) 679-2114

   (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)



                              Cornelius J. Brosnan
                 Chairman, President and Chief Executive Officer
                         AMERICAN TECHNOLOGY CORPORATION
                         13114 Evening Creek Drive South
                           San Diego, California 92128
                                 (619) 679-2114
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                   Copies to:

                             Jeremy D. Glaser, Esq.
                               COOLEY GODWARD LLP
                        4365 Executive Drive, Suite 1100
                               San Diego, CA 92121
                                 (619) 550-6000


            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE
 PUBLIC: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                                 PROPOSED
                                                                  PROPOSED       MAXIMUM
                                                                  MAXIMUM        AGGREGATE      AMOUNT OF
              TITLE OF CLASS OF                   AMOUNT TO    OFFERING PRICE    OFFERING      REGISTRATION
         SECURITIES TO BE REGISTERED            BE REGISTERED   PER SHARE(1)     PRICE(1)           FEE
         ---------------------------            -------------   ------------     --------           ---
Common Stock, $.00001 par value                   1,089,367        $5.41        $5,893,475        $1,638

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933. The price per share and aggregate offering price are based upon the average of the high and low sales price of American Technology Corporation's common stock on January 26, 1999 as reported in the over-the-counter market on the National Association of Securities Dealers OTC Electronic Bulletin Board System. It is not known how many shares will be purchased under this registration statement or at what price such shares will be purchased.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD TO YOU UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED JANUARY 28, 1999

                                1,089,367 SHARES


                         AMERICAN TECHNOLOGY CORPORATION


                                  COMMON STOCK

                                   ----------

         Selling stockholders identified in this prospectus are selling 1,089,367 shares of American Technology Corporation common stock. American Technology Corporation will not receive any of the proceeds from the sale of shares by the selling stockholders. American Technology Corporation's common stock is listed in the over-the-counter market on the National Association of Securities Dealers OTC Electronic Bulletin Board System under the symbol "ATCO." The closing sale price of the common stock, as reported on the National Association of Securities Dealers OTC Electronic Bulletin Board System on January 26, 1999, was $5.44 per share.

         The selling stockholders may sell the shares of common stock described in this prospectus in public or private transactions, on or off the National Association of Securities Dealers OTC Electronic Bulletin Board System, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. More information is provided in the section entitled "Plan of Distribution."

         INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 4.

         Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is ____________, 1999.

                       WHERE YOU CAN GET MORE INFORMATION

         We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         -        Annual Report on Form 10-KSB for the year ended September 30,
                  1998;

         - Registration Statement on Form 10-SB, which includes a description of American Technology Corporation's common stock.

         You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

               American Technology Corporation
               13114 Evening Creek Drive South
               San Diego, CA  92128
               Attn:  Secretary
               (619) 679-2114

         This prospectus is part of a larger registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.



                                       2.

                                   THE COMPANY

         Except for historical information, the information contained in this prospectus and in our SEC reports are "forward looking" statements about our expected future business and performance. Our actual operating results and financial performance may prove to be very different from what we might have predicted as of the date of this prospectus. The risks described below address some of the factors that may affect our future operating results and financial performance.

         American Technology Corporation is a consumer electronics company that develops, markets and licenses proprietary sound reproduction and other electronic technologies. Our primary business is in the marketing of two proprietary sound reproduction technologies, SFT(TM), Stratified Field Technology and HSS(TM), Hypersonic Sound Technology. We also market a line of portable consumer electronic products under our own label.

         SFT(TM) is an advanced speaker technology with some of the same characteristics as electrostatic speakers, which are known for very high sound quality and low distortion. Our SFT(TM) technology consists of several high performance, non-magnetic flat panel speaker designs with a favorable size/low bass response relationship.

         Our HSS(TM) technology creates a new method of sound reproduction using a proprietary electronic process which causes an ultrasonic beam to interact in mid-air producing wide spectrum audio along the beam. The sound beam has a very high degree of directionality and maintains sound volume over longer distances than traditional methods of sound reproduction.

         Our objective is to be a leader in developing, marketing and licensing sound reproduction technologies that address large and expanding domestic and international consumer electronics markets. We seek to have our SFT(TM) and HSS(TM) technologies become important alternatives to conventional loudspeakers in target market segments. We believe it is becoming increasingly difficult for manufacturers to differentiate their sound reproduction electronic products to offer consumers new choices. We also believe the rapid emergence of flat panel computer and television monitors and the growing computer multimedia market provides growing new opportunities for SFT(TM).

         Our executive offices are located at 13114 Evening Creek Drive South, San Diego, California 92128, telephone number (619) 679-2114. The Company's web site address is http://www.atcsd.com/. Information contained in our web site is not part of this Prospectus.



                                       3.

                                 USE OF PROCEEDS

         American Technology Corporation will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.

                                  RISK FACTORS

         An investment in the shares being offered hereby involves a high degree of risk. In deciding whether to purchase shares of our common stock, you should carefully consider the following risk factors, in addition to other information contained in this prospectus, in our most recent annual report on Form 10-KSB, and in any other documents incorporated by reference into this prospectus from our other SEC filings.

         HISTORY OF LOSSES; ABSENCE OF PROFITABILITY; VARIABILITY OF RESULTS; AND RELIANCE ON CUSTOMERS. We have an accumulated deficit of $8,764,013 as of September 30, 1998, with net losses of $4,593,713 for fiscal 1998 and $2,144,363 for fiscal 1997. We also expect to incur additional operating losses in future periods. We cannot guarantee that we will be able to achieve or sustain significant periods of profitability in the future. In addition, the sales of our products are subject to significant quarterly and seasonal variability. We have been and we expect to continue to be reliant on a limited number of customers, and the loss of any of these customers could adversely effect our financial condition and results of operations.

         FUTURE FINANCING REQUIREMENTS. We intend to fund our operations and other capital needs for the next twelve months substantially from cash on hand resulting from the proceeds from equity offerings. We will need substantial funds for operating costs and working capital during the next twelve months. We may also need funds for future expansion of our operations. We cannot guarantee, however, that existing funds, and those generated from operations, if any, will be sufficient. Further, we cannot guarantee that future additional financing, if required, will be available on acceptable terms, if at all.

         TECHNOLOGY IN DEVELOPMENT. Our SFT(TM) and HSS(TM) technologies are still in the development stage. We cannot guarantee that a commercially viable SFT(TM) or HSS(TM) technology system can be completed due to the inherent risks of technology development, limitations on financing, competition, obsolescence, loss of key technical personnel and other factors. We have not generated significant revenues from SFT(TM) or the HSS(TM) technology to date, and we cannot guarantee any significant revenues in the future.

         The development of SFT(TM) and the HSS(TM) technology has taken longer than anticipated by management and could be subject to additional delays. Moreover, we cannot guarantee that a commercially viable SFT(TM) or HSS(TM) technology will be completed on a timely basis, or would perform on a cost-effective basis.



                                       4.

         Even if SFT(TM) or HSS(TM) technology is introduced, we can make no assurances that it will achieve market acceptance. Our various development projects are high risk in nature, and unanticipated technical obstacles can arise at any time and result in lengthy and costly delays or result in determination that further development is unfeasible. If we do not successfully develop and exploit our technology, our financial condition and results of operations and business prospects would be adversely effected.

         SIGNIFICANT COMPETITION AND POSSIBLE OBSOLESCENCE. Technological competition from other and more established electronic and loudspeaker manufacturers is significant and expected to increase. Most of the companies with which we expect to compete have substantially greater capital resources, research and development staffs, marketing and distribution programs and facilities. Many of them also have substantially greater experience in the production and marketing of products. In addition, one or more of our competitors may have developed or may succeed in developing technologies and products that are more effective than any of ours, rendering our technology and products obsolete or noncompetitive.

         NEW TECHNOLOGY FACES MANY BARRIERS AND RISKS. The introduction of new technology targeted for wide use often faces barriers to commercialization and many risks that cannot currently be identified. Accordingly, our commercialization of SFT(TM) and the HSS(TM) technology may face many unknown barriers and risks. For example, the HSS(TM) technology employs ultrasonics. Although ultrasonics are employed in a wide variety of medical and industrial applications, we cannot guarantee that we will not face barriers to introduction due to the use of ultrasonics. Our technology uses relatively small amounts of ultrasonic energy which dissipates rapidly in air. In addition, we employ frequencies above those that may be harmful to pets but within those used by medical devices. Although we believe the frequencies and the amount of energy employed is harmless, and that the emission of such frequencies is not presently subject to government regulation, barriers to commercialization may develop or ultrasonics may become subject to future regulation or interpretation of existing regulation.

         DEPENDENCE ON THIRD PARTY STRATEGIC ALLIANCES AND BUSINESS RELATIONSHIPS. Our strategy is to establish business relationships with leading participants in various segments of the electronics and sound reproduction markets to assist us in developing, marketing and selling consumer electronic products and products that include our SFT(TM) or HSS(TM) technologies. We believe this strategy will enable us to take advantage of the superior financial resources, technological capabilities, proprietary positions and market presence of these companies in developing, marketing and selling products, if any, that result from the SFT(TM) or HSS(TM) technology in the sound reproduction market. Although our strategy is to establish closer relationships with selected companies through specific product collaborations, licensing or product supply arrangements,



                                       5.

we may not be able to successfully collaborate to develop commercial products to exploit our technologies. To date, we have entered into only one such collaborative arrangement.

         Our success will depend on our ability to enter into strategic arrangements with new partners on commercially reasonable terms. If we fail to enter into such strategic arrangements with third parties, our financial condition, results of operations, cash flows and business prospects may be adversely effected. Any future relationships may require us to share control over our development, manufacturing and marketing programs or to relinquish rights to certain versions of our technology.

         NO ACTIVE TRADING MARKET; MARKET VOLATILITY. Our shares are traded on the OTC Bulletin Board, a screen-based trading system operated by the National Association of Securities Dealers, Inc. Securities traded on the OTC Bulletin Board are, for the most part, thinly traded and are subject to special regulations not imposed on securities listed or traded on the NASDAQ system or on a national securities exchange. Our shares, like securities of other small, growth-oriented companies, have experienced in the past and are expected to experience in the future significant price and volume volatility which increases the risk of ownership to investors. Historically, our common stock has experienced low trading volume. We cannot guarantee that the market price of our common stock will remain at its present level, and any future changes in market price cannot be predicted. Past performance of our common stock does not guarantee or imply future performance. Factors such as announcements by us or our competitors concerning technological innovations, new commercial products or procedures, proposed government regulations and developments or disputes relating to patents or proprietary rights may have a significant effect on the market price of our common stock. Changes in the market price of our common stock may have no connection with our actual financial results.

         PATENTS AND PROPRIETARY RIGHTS SUBJECT TO UNCERTAINTY. We have nineteen patent applications pending on our sound reproduction technologies and we are considering additional patent applications. We cannot guarantee that patents will be issued from any of our pending applications, or that any claims allowed from existing or pending patents will be of sufficient scope or strength or that any patents that may be issued to us will not be challenged or invalidated. Further, we cannot guarantee the patents will be issued in all countries where our products can be sold or licensed to provide us meaningful protection or any commercial advantage. Our competitors may also be able to design around our patents.

         The electronics industry is characterized by vigorous protection and pursuit of intellectual property rights or positions, which have resulted in significant and often protracted and expensive litigation. There is currently no pending intellectual property litigation against us. We cannot guarantee, however,



                                       6.

that our technologies or products do not and will not infringe the patents or proprietary rights of third parties. Problems with patents or other rights could potentially increase the cost of our products, or delay or preclude our new product development and commercialization. If infringement claims against us are deemed valid, we may seek licenses which might not be available on acceptable terms or at all. Litigation could be costly and time-consuming but may be necessary to protect our future patent and/or technology license positions, or to defend against infringement claims. A successful challenge to the SFT(TM) or HSS(TM) technology could have a materially adverse effect on our business prospects. Moreover, we cannot guarantee that the application of any of our technologies will not infringe upon the proprietary rights of others or that licenses required by us from others will be available on commercially reasonable terms, if at all.

         PRODUCT SALES DEPENDENT ON OUTSIDE CONTRACTORS; POSSIBLE DISRUPTIONS IN SUPPLY. Consumer electronic product sales accounts for substantially all of our revenues. However, we are dependent on contract suppliers for our finished consumer electronics products. We source products developed by others from a variety of suppliers. The loss of a supply of a high selling product could have a material adverse effect on our operations. For example, we intend to rely on a single supplier for one of our new products, the HeadGear product. Disruption of our supply could cause additional costs and delays and could also have an adverse impact on our operations.

         The manufacturers of our consumer electronic products are also dependent upon the availability of electronic components. We believe there are secondary suppliers of components and subassemblies for our manufacturers so that the products they manufacture are not reliant on one supplier, although delays could result should there be a change in suppliers of longer lead time components or subassemblies. Any significant delays in obtaining components from existing or secondary suppliers through supplier changes or from component shortages, which are common to the electronics industry, could have a material adverse effect on our financial condition and results of operations.

         PERFORMANCE DEPENDENT ON KEY PERSONNEL; LIMITED KEY PERSON LIFE INSURANCE; SUCCESS DEPENDENT ON FUTURE PERSONNEL. Our performance is substantially dependent on the performance of our executive officers and key technical employees. Given our early stage of development, we are dependent on our ability to retain and motivate high quality personnel, especially our management and highly skilled technical personnel.

         Other than a $2 million life insurance policy on Elwood G. Norris, inventor of our technologies, we do not maintain any "key person" life insurance policies. The loss of the services of Mr. Norris could have a material adverse effect on our business, operating results or financial condition.



                                       7.

         Our future success and growth also depends on our continuing ability to identify, hire, train and retain other highly qualified technical, managerial and sales personnel. Since competition for such personnel is intense, we cannot guarantee that we will be able to attract, assimilate or retain other highly-qualified technical, managerial or sales personnel in the future. If we cannot attract and retain the necessary technical, managerial or sales personnel our business, operating results or financial condition could be adversely effected.

         GENERAL CONFLICTS OF INTEREST DUE TO PART-TIME MANAGEMENT AND RELATIONSHIPS. Certain of our officers, including Mr. Norris, the inventor of our technologies, devote only part-time services to us and have other employment and business interests to which they devote attention and will continue to do so, resulting in certain conflicts of interest.

         YEAR 2000 COMPLIANCE. We are aware of the issues associated with the programming code in existing computer systems as the Year 2000 approaches. The "Year 2000" problem is concerned with whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize date sensitive information could generate erroneous data or cause a system to fail. The Year 2000 problem is pervasive and complex as the computer operation of virtually every company will be affected in some way.

         Like most owners of computer software, we will be required to modify significant portions of our software so that it will function properly in the Year 2000. Preliminary estimates of the total costs that we will incur to resolve this problem range from $10,000 to $20,000. Maintenance or modification costs will be expensed as incurred, while the costs of new software will be capitalized and amortized over the software's useful life.

         Since we mainly use third party "off-the-shelf" software, we do not anticipate a problem in resolving the Year 2000 problem in a timely manner. We are currently taking steps to ensure that our computer systems and services will continue to operate on or after January 1, 2000. However, we cannot guarantee that Year 2000 problems will not occur with respect to our computer systems. Furthermore, the Year 2000 problem may impact other entities with which we transact business, and we cannot predict the effect of the Year 2000 problem on such entities or the resulting effect on us. For such externally maintained systems, we have begun to work with our vendors to ensure that each such system is currently Year 2000 compliant or will be Year 2000 compliant during 1999.



                                       8.

                              SELLING STOCKHOLDERS

         The following table sets forth the names of the selling stockholders, and the number of shares of common stock owned beneficially by them as of January 27, 1999 which may be offered pursuant to this prospectus. This information is based upon information provided by each selling stockholder. Because the selling stockholders may offer all, some or none of their respective shares of common stock, no definitive estimate as to the number of shares thereof that will be held by the selling stockholders after such offering can be provided. The term "selling stockholder" includes the stockholders listed below and their transferees, pledgees, donees or other successors.

                                      SHARES BENEFICIALLY OWNED        NUMBER OF             SHARES BENEFICIALLY
                                           BEFORE OFFERING               SHARES             OWNED AFTER OFFERING(3)
SELLING STOCKHOLDER (1)               NUMBER          PERCENT(2)      BEING OFFERED         NUMBER      PERCENT (2)
-----------------------               ------          ----------      -------------         ------      -----------
Carlisle Jones                        43,606              *                43,606              0              0


Neo Optics Ltd.                       43,606              *                43,606              0              0


Canusa Trading Ltd.                   43,606              *                43,606              0              0


Strategic Restructuring               87,213              *                87,213              0              0
Partnership


Granite Capital LP                   436,063           3.54%              436,063              0              0


Granite Capital LP II                 15,960              *                15,960              0              0


Granite Capital Overseas              69,770              *                69,770              0              0


Ermitage Granite  Fund  Ltd.,          1,526              *                 1,526              0              0
International Group


Granum Value Mutual Fund             125,723           1.03%              125,723              0              0


Congress Street Associates,           11,948              *                11,948              0              0
LP, PNC Bank


Terry C. Graves                       43,508              *                43,508              0              0


Sunrise Management, Inc.              14,775              *                14,775              0              0
Profit Sharing Plan


PaineWebber Inc.,                     43,447              *                43,447              0              0
Cust, Michael Gayner IRA


Hull Overseas, Ltd.                   54,308              *                54,308              0              0


J.M. Hull Associates, L.P.            54,308              *                54,308              0              0



*        Less than 1%

(1) To our knowledge, the selling stockholders have sole voting and investment power with respect to all common stock shown as beneficially owned by them, subject to community property laws where applicable. The table includes shares of common stock that the selling stockholders have the right to acquire pursuant to the exercise of warrants and shares of common stock issuable to the selling stockholders upon the conversion of Series B Preferred Stock held by them.



                                       9.

(2) Percentage ownership is based on: (i) 12,236,633 shares of common stock outstanding as of January 27, 1999, assuming conversion of all outstanding shares of our preferred stock.

(3) Assumes the sale of all shares offered in this prospectus, should each respective selling stockholder elect to do so.


         None of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with American Technology Corporation or any of its predecessors or affiliates.

                              PLAN OF DISTRIBUTION

         The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may offer their shares of common stock in one or more of the following transactions:

         - on any national securities exchange or quotation service at which the common stock may be listed or quoted at the time of sale, including the over-the-counter market on the National Association of Securities Dealers OTC Electronic Bulletin Board System,

         -        in private transactions,

         -        through options,

         - by pledge to secure debts and other obligations, or a combination of any of the above transactions.

         If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

         The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under rule 144 rather than pursuant to this prospectus. The selling stockholders may not sell all of the



                                      10.

shares. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

         To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

         Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for nine business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934 which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

         We will pay all expenses of this registration. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. We estimate that our expenses in connection with this offering will be approximately $10,638. All expenses for the issuance of a supplement to this prospectus, when requested by selling stockholder(s), will be paid by the requesting stockholder(s).

                                  LEGAL MATTERS

         Cooley Godward LLP will give its opinion that the shares offered in this prospectus have been validly issued and are fully paid and non-assessable, and that the shares which will be issued upon the exercise of certain warrants will be validly issued, fully paid and nonassessable.

                                     EXPERTS

         The financial statements of the registrant as of September 30, 1998 incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report thereon included in American Technology Corporation's Annual Report on Form 10-KSB for the year ended September 30, 1998 incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.



                                      11.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         As permitted by Delaware law, our Certificate of Incorporation provides that the we will indemnify our officers, directors, employees and agents against attorneys' fees and other expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them arising out of their association with or activities on behalf of us unless, in any such action, the are adjudged to have acted with gross negligence or to have engaged in willful misconduct. We may also bear the expenses of such litigation for any such persons upon their promise to repay such sums if it is ultimately determined that they are not entitled to indemnification. Such expenditures could be substantial and may not be recouped, even if we are so entitled.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of American Technology Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         Pursuant to the General Corporation Law of Delaware, our Certificate of Incorporation excludes personal liability on the part of its directors to the Company for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of Section 174 of the General Corporation Law of Delaware, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director's liability under federal or applicable state securities laws.



                                      12.

         WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER OF THESE SECURITIES IN ANY STATE WHERE AN OFFER IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF JANUARY 28, 1999. YOU SHOULD NOT ASSUME THAT THIS PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE.





                                1,089,367 SHARES

                         AMERICAN TECHNOLOGY CORPORATION

                                  COMMON STOCK









                                TABLE OF CONTENTS

                                                                    Page
                                                                    ----
Where You Can Get More Information                                   2.
The Company                                                          3.
Use of Proceeds                                                      3.
Risk Factors                                                         4.
Selling Stockholders                                                 9.
Plan of Distribution                                                10.
Legal Matters                                                       11.
Experts                                                             11.
Disclosure of Commission Position on Indemnification                12.
for Securities Act Liabilities



                                      13.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

        SEC Registration Fee  ..............          $   1,638
        Legal fees and expenses  ...........          $   5,000
        Accounting fees and expenses  ......          $   3,500
        Printing & Engraving................          $     500
                Total  .....................          $  10,638
                                                      =========



ITEM 15 INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         As permitted by Delaware law, our Certificate of Incorporation provides that the we will indemnify our officers, directors, employees and agents against attorneys' fees and other expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them arising out of their association with or activities on behalf of us unless, in any such action, the are adjudged to have acted with gross negligence or to have engaged in willful misconduct. We may also bear the expenses of such litigation for any such persons upon their promise to repay such sums if it is ultimately determined that they are not entitled to indemnification. Such expenditures could be substantial and may not be recouped, even if we are so entitled. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         Pursuant to the General Corporation Law of Delaware, our Certificate of Incorporation excludes personal liability on the part of its directors to the Company for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of Section 174 of the General Corporation Law of Delaware, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director's liability under federal or applicable state securities laws.

ITEM 16. EXHIBITS.

         (a) Exhibits.

             Exhibit No.   Description
             -----------   -----------
             5.1           Opinion of Cooley Godward LLP.
             23.1          Consent of BDO Seidman, LLP, independent certified public accountants
             23.2          Consent of Cooley Godward LLP.  Reference is made to Exhibit 5.1.
             24.1          Power of Attorney.  Reference is made to page II-4.

ITEM 17. UNDERTAKINGS.

         Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of American Technology Corporation pursuant to the provisions referenced above or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of American Technology Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

         We hereby undertake:

         (1) To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on January 28, 1999.

AMERICAN TECHNOLOGY CORPORATION

By:  /s/ Cornelius J. Brosnan
   -------------------------------
     Cornelius J. Brosnan
     Chairman, Chief Executive Officer
     and President

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Cornelius J. Brosnan and Robert Putnam and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature                          Title                                 Date
      ---------                          -----                                 ----
/s/ Cornelius J. Brosnan         Chairman, President and Chief Executive     January 28, 1999
-------------------------        Officer (Principal Executive Officer)
Cornelius J. Brosnan

/s/ Robert Putnam                Vice President, Treasurer and Assistant     January 28, 1999
--------------------------
Robert Putnam                    Secretary (Principal Financial and
                                 Accounting Officer)

/s/ Elwood G. Norris             Chief Technology Officer and Director       January 28, 1999
--------------------------
Elwood G. Norris

/s/ Richard M. Wager             Secretary and Director                      January 28, 1999
--------------------------
Richard M. Wagner

/s/ David J. Carter              Director                                    January 28, 1999
--------------------------
David J. Carter

/s/ O'Connell J. Benjamin        Director                                    January 28, 1999
--------------------------
O'Connell J. Benjamin

                                  EXHIBIT INDEX


EXHIBIT NO.    DESCRIPTION
-----------    -----------
   5.1         Opinion of Cooley Godward LLP.
   23.1        Consent of BDO Seidman, LLP, independent certified public accountants
   23.2        Consent of Cooley Godward LLP.  Reference is made
               to Exhibit 5.1.
   24.1        Power of Attorney. Reference is made to Page II-4.

----------